Exhibit 99.3

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Tim Wallace
Chairman, CEO and President
April 29, 2010

Thank you James, and good morning.

I’m pleased to report that we saw signs of improvement during the 1st quarter in the markets our businesses serve. The majority of our businesses received enough orders to increase their backlogs.

Based on what we see at this time, it appears we hit bottom from a financial point of view during the 1st quarter. Our revenues during the quarter were comparable to revenues during the 1st quarter of 2004, when we lost $10.8 million in net income. During the 1st quarter of 2010, we earned $2 million in net income. I am pleased with the progress we have made in positioning Trinity to withstand a severe economic downturn. The strategies that we implemented during the past decade have helped us manage more effectively through this cycle. Most important, our liquidity at the end of the 1st quarter remained very strong at $1.2 billion.

During the lst quarter we completed the acquisition of Quixote Corporation, a leading highway products manufacturer. I am pleased with the progress we are making with the integration of Quixote, which has been renamed Energy Absorption Systems.

Our barge business received enough orders in the 1st quarter to maintain consistent production throughout 2010. Demand for railcars in North America also improved during the lst quarter. Our railcar manufacturing businesses increased their order backlogs. This was their first quarterly backlog increase since the 2nd quarter of 2008. Our railcar leasing group was successful in maintaining a high utilization rate. Our structural wind towers business received orders during the 1st quarter which slightly increased their backlog. This business is going through another round of production reshuffling in order to accommodate delays in wind farm developments. This is symbolic of some of the uncertainty that still remains within the wind power industry. All of our manufacturing businesses are closely monitoring their production footprints and will continue to adjust their levels as business conditions change.

Going forward I expect to see a continuation of the rapid changes that currently characterize the global business environment. While there is less uncertainty today than six months ago, predicting the outlooks for our various businesses continues to be challenging. We are still cautious in respect to whether a sustained recovery is underway. We are confident in our businesses’ ability to respond to changes in their markets. Our businesses are highly flexible from a manufacturing point of view and we will continue to shift and direct resources as we navigate through the various business cycles.

I will now turn it over to Steve Menzies for his comments.